Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Virtus Equity Trust and Virtus Opportunities Trust of our reports dated November 21, 2019, relating to the financial statements and financial highlights, which appear in Virtus Rampart Sector Trend Fund (one of the Funds constituting Virtus Opportunities Trust) and Virtus Tactical Allocation Fund (one of the funds constituting Virtus Equity Trust) Annual Reports on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the heading "Financial Statements and Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
July 1, 2020